Exhibit 99.1

NETWORK EQUIPMENT TECHNOLOGIES

COMPLETES ACQUISITION OF QUINTUM TECHNOLOGIES

Acquisition Expands NET’s Portfolio of Enterprise Voice Solutions

Fremont, CA, December 5, 2007 – Network Equipment Technologies, Inc. (NYSE: NWK), a global provider of multi-service network exchange solutions for enterprise and government customers, today announced that on December 4, 2007, it completed the acquisition of Quintum Technologies, a leading enterprise VoIP access switching and gateway solutions provider. Pursuant to the acquisition agreement announced previously, NET acquired all of the outstanding shares of Quintum for a total equity value of $41 million, comprised of $20.5 million in cash and 1,732,274 shares of NET stock. NET has also paid off approximately $2.1 million in debt from Quintum’s balance sheet, and has issued new stock options to Quintum employees.

NET President and CEO C. Nicholas Keating, Jr. remarked, “With the acquisition of Quintum, we have broadened our VoIP product solutions and increased the scale of our VoIP business. Quintum’s technology and product offerings enhance our ability to satisfy the requirements of enterprise and government customers, and to address the converged unified messaging and unified communications markets.”

About Network Equipment Technologies, Inc.

For nearly a quarter of a century, Network Equipment Technologies, Inc. (NET) has provided voice and data communications equipment for multi-service networks requiring high degrees of versatility, interoperability, security and performance. NET’s broad family of products are purpose-built for mixed-service, multi-protocol networks; bandwidth-sensitive site communications; high performance, security-sensitive transmissions; and converged communications. The company’s NX (network exchange) and VX (voice exchange) products enable interoperability and integration with existing networks for seamless migration to secure IP-based voice and data communications. In addition, Quintum, a subsidiary of NET, delivers VoIP access solutions that bring the reliability and voice clarity of public telephone networks to Internet telephony. Visit www.net.com for more information.

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Forward Looking Statements

This press release contains forward-looking statements relating to products, revenue, market opportunities, and possible future operating results within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include the challenges involved in integrating the acquired business into the operations of NET, success in building new sales channels and managing existing channels, and unanticipated or extraordinary expenses, as well as the factors identified in Network Equipment Technologies’ most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Issuance of Unregistered Securities

The securities of NET issued to security holders of Quintum have not been registered under the Securities Act. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

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